                                                               EXHIBIT (a)(1)(R)

               NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

         If you previously elected to accept the offer of CheckFree Corporation ("CheckFree") to exchange certain options held by CheckFree employees, and you would like to change your election and reject the offer, you must sign this Notice and send it to Tracy Cui in the Human Resources Group at CheckFree in Norcross via hand delivery or facsimile at (678) 375-2301 before 5:00 p.m., Eastern Daylight Time, on July 17, 2003, unless the offer is extended. If you have questions regarding the process for returning this Notice, please send an email to Tracy Cui exchangeoffer@checkfree.com.

To CheckFree Corporation:

         I previously received a copy of the information statement (dated June 17, 2003), including all of its attachments, the cover letter, and an Election Form. I signed and returned the Election Form, in which I elected to accept CheckFree's offer to exchange my eligible options. I NOW WISH TO CHANGE THAT ELECTION AND REJECT CHECKFREE'S OFFER TO EXCHANGE my eligible options. I understand that by signing this Notice and delivering it pursuant to the instructions above, I will be able to withdraw my election to participate in the offer, and reject the offer instead.

          I understand that in order to reject the offer, I must sign and deliver this Notice to Tracy Cui in the Human Resources Group at CheckFree in Norcross via hand delivery or facsimile at (678) 375-2301 before 5:00 p.m., Eastern Daylight Time, on July 17, 2003, or if CheckFree extends the deadline to exchange eligible options, before the extended expiration of the offer.

         By rejecting the offer, I understand that I will not receive any Restricted Stock Award or cash, as the case may be, and I will keep my eligible options. These options will continue to be governed by the stock option plan under which they were granted and the existing option agreements between CheckFree and me.

         I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

         I DO NOT ACCEPT THE OFFER TO EXCHANGE MY ELIGIBLE OPTIONS.





-------------------------------------   -------------------------------------
        Optionee Signature                              Date


-------------------------------------
       Name (Please print)